SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)) Definitive Proxy Statement

☒   Definitive additional materials

☐    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

BUILDING MATERIALS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required.

☐      Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

☐      Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing party:

(4)   Date filed:

Four Embarcadero Center, Suite 3250
San Francisco, CA 94111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 3, 2005

DEAR SHAREHOLDER:

You are invited to attend Building Materials Holding Corporation’s 2005 Annual Meeting of Shareholders (“Annual Meeting”), which will be held at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, TX 75219, on Tuesday, May 3, 2005, at 8:00 a.m. Central Daylight Time for the following purposes:

1.                To elect directors to serve for the 2005 fiscal year and until their successors are elected. (See “PROPOSAL 1 – ELECTION OF BOARD OF DIRECTORS.”)

2.                To consider and vote upon a proposed Amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, $0.001 par value per share, from 20,000,000 to 50,000,000. (See “PROPOSAL 2  – APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.”)

3.                To ratify the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ended December 31, 2005. (See “PROPOSAL 3 – RATIFICATION OF INDEPENDENT ACCOUNTANTS.”)

4.                To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors has established the close of business on Thursday, March 10, 2005, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

We hope you will be able to attend but, if you are unable to attend, we still need your vote. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but it will assure that your vote is counted if you are unable to attend the Annual Meeting.

If you plan on voting at the Annual Meeting and your shares are held by a broker, bank or other person, you must bring two additional items to the Annual Meeting: (i) a letter from that entity that confirms your beneficial ownership of shares, and (ii) a proxy issued in your name.

Your vote is important to us regardless of the number of shares you own. Please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed, postage-paid envelope or you may vote your proxy by telephone or on the Internet. As a shareholder, you have a unique control number printed on your proxy card along with instructions to assist you in voting by telephone or on the Internet. If you choose either telephone or Internet voting, you may vote as many times as you wish and your latest vote will be the vote counted. If you attend the Annual Meeting, you may also vote in person or by your proxy.

In an effort to reduce costs, BMHC will deliver a single proxy statement with respect to two or more security holders sharing the same address. See page 35 for instructions on obtaining additional copies.

If you have any questions, please do not hesitate to contact us at 415-627-9100.

Paul S. Street
Senior Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
San Francisco, California
April 1, 2005

Building Materials Holding Corporation
Four Embarcadero Center, Suite 3250
San Francisco, CA 94111

PROXY STATEMENT

QUESTIONS AND ANSWERS
REGARDING PROXIES AND ANNUAL MEETINGS

Q.              What is a proxy?

A.                A proxy is another person whom you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

Q.              Why did the Company send me this Proxy Statement and Proxy Card?

A.                We sent you this Proxy Statement and Proxy Card because you owned shares of BMHC common stock on the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision. The Proxy card is used for voting. BMHC intends to mail this Proxy Statement and accompanying Proxy Card on or about April 1, 2005, to all shareholders entitled to vote at the annual meeting.

Q.              What is the purpose of the annual meeting?

A.                At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors and ratification of the selection of the Company’s independent public accountants. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

Q.              What is the record date and what does it mean?

A.                The record date for the annual meeting is March 10, 2005. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Q.              Who is entitled to vote at the annual meeting?

A.                Holders of common stock of BMHC at the close of business on the record date may vote at the meeting.

Q.              What is the difference between a shareholder of record and a “street name” holder?

A.                If your shares are registered directly in your name with American Stock Transfer and Trust, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Q.              What is a “broker non-vote”?

A.                In the absence of timely directions from their customers, brokers will generally not have the discretion to vote shares they hold in street name for their customers on “non-routine” matters. The absence of a vote with respect to any non-routine matter under these circumstances is referred to as a “broker non-vote.”

Q.              How are broker non-votes counted?

A.                Pursuant to applicable law, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for determining the number of votes cast with respect to the particular proposal on which a broker has expressly not voted. We intend to treat broker non-votes in this manner. Accordingly, a broker non-vote with respect to Proposal 2 will have the effect of a vote against the proposal, because that approval of that proposal requires the affirmative vote of the holders of a majority of the outstanding shares. However, with respect to all other proposals, a broker non-vote will not affect the outcome, since broker non-votes do not constitute votes actually cast and approval of these matters is based on the number of votes actually cast.

Q.              How do I vote my shares?

A.                If you are a shareholder of record, you can give a proxy to be voted at the meeting either:

•              Over the telephone by calling a toll-free number;

•              Electronically, using the Internet; or

•              By mailing in the enclosed Proxy Card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed Proxy Card. If you wish to vote using a paper format and you return your signed Proxy Card to us before the annual meeting, we will vote your shares as you direct.

If you vote your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q.              Who counts the votes?

A.                Votes of all shareholders will be held in confidence by the Inspectors of Election who will be appointed by the Chairman, President and Chief Executive Officer and will not be shared with others except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a shareholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to management, or (d) to allow the inspectors of election to certify the results of the vote.

Q.              What are my choices when voting for directors?

A.                In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at page 8.

Q.              What are the Board’s recommendations?

A.                The Board of Directors recommends a vote FOR all of the nominees for director, FOR the approval of the Amendment to the Certificate of Incorporation and FOR ratifying the selection of KPMG LLP as the Company’s independent public accountants for 2005.

Q.              What if I do not specify how I want my shares voted?

A.                If you do not specify on your Proxy Card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director, FOR the approval of the Amendment to the Certificate of Incorporation and FOR ratifying the selection of KPMG LLP as the Company’s independent public accountants for 2005.

Q.              Can I change my vote?

A.                Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•                    By submitting written notice of revocation to the Secretary of the Company;

•                    By submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•                    By voting in person at the meeting.

BUILDING MATERIALS HOLDING CORPORATION

Four Embarcadero Center, Suite 3250
San Francisco, CA  94111

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 3, 2005

INTRODUCTION

Building Materials Holding Corporation (“BMHC” or the “Company”), is a Nasdaq-traded company headquartered in San Francisco, California. BMHC is one of the largest residential building product and construction service companies in the United States with sales in excess of $2 billion. Through our subsidiaries BMC West Corporation (“BMC West”) and BMC Construction Inc. (“BMC Construction”), we specialize in providing building products and construction services to national, regional and local homebuilders across the nation.

INFORMATION CONCERNING VOTING AND SOLICITATION

General Information

We have sent you this Proxy Statement because BMHC’s Board of Directors would like you to vote your shares at the Annual Meeting. This Proxy Statement is designed to provide you with information to assist you in voting your shares. We have included in this Proxy Statement a few frequently asked questions and responses to aid you in understanding the process.

The purpose of the Annual Meeting is for the holders of BMHC’s common stock to consider and vote on the following proposals:

1.                Elect directors to serve for the 2005 fiscal year and until their successors are elected.

2.                Approval of an Amendment to the BMHC’s Certificate of Incorporation to increase the number of authorized shares of BMHC’s common stock from 20,000,000 to 50,000,000.

3.                Ratify the selection of KPMG LLP as BMHC’s accountants for the 2005 fiscal year.

4.                Transact such other business as may properly come before the meeting.

Date, Time and Place of Annual Meeting

The Annual Meeting will be held on Tuesday, May 3, 2005, at 8:00 a.m. Central Daylight Time, at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, TX 75219. BMHC intends to mail this proxy statement and accompanying proxy card on or about April 5, 2005, to all shareholders entitled to vote at the annual meeting.

Record Date; Shares Entitled to Vote

BMHC’s Board of Directors fixed the close of business on Thursday, March 10, 2005, as the record date (the “Record Date”) for determining BMHC’s shareholders entitled to vote at the Annual Meeting. Only the holders of record of BMHC’s common stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 10, 2005, there were 13,951,775 shares of common stock outstanding.

Market for BMHC’s Common Stock

BMHC’s common stock is listed for quotation on the Nasdaq National Market under the symbol “BMHC.” On the Record Date, the price of BMHC’s common stock as reported by the Nasdaq National Market at the close of trading was $45.53 per share.

Quorum; Required Vote

On the Record Date, there were 13,951,775 shares of BMHC common stock outstanding and approximately 6,486 holders of record. You are entitled to one vote for each share of common stock of BMHC that you hold as of the Record Date on each of the matters to be voted on at the Annual Meeting. You do not have cumulative voting rights. A quorum consisting of at least a majority of the outstanding shares entitled to vote is necessary to hold a valid meeting. If at least 6,975,888 shares of the total 13,951,775 shares entitled to vote at the Annual Meeting are present, either in person or by proxy (card mailing, telephone or Internet), a quorum will exist.

Revocability of Proxies

You may revoke your proxy at any time before it is voted. You may revoke your proxy by filing a written notice of revocation or a duly executed proxy with a later date with the Secretary of BMHC at its executive office located at Four Embarcadero Center, Suite 3250, San Francisco, CA 94111, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

Solicitation

BMHC will pay the entire cost for solicitation of proxies. We have engaged the services of MacKenzie Partners, Inc., to assist us in the distribution and solicitation of proxies. We will pay MacKenzie Partners, Inc., a fee of $5,000, plus expenses, for these services. Copies of the solicitation materials will be sent to banks, brokerage houses, fiduciaries and custodians holding in their names shares of BMHC’s common stock beneficially owned by others to forward to such beneficial owners. BMHC may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Directors, executive officers or other regular BMHC employees may supplement the original solicitation of proxies. BMHC will not pay its directors, executive officers or regular employees any additional compensation for this service.

Voting on the Internet or by Telephone

In order to cast your vote on the Internet or by phone, follow the instructions set forth on your Proxy Card.

Contacting the Board of Directors

We have established procedures for shareholders to communicate directly with the Board of Directors. If you are a shareholder, you can contact the Board by mail at BMHC Board of Directors, Four Embarcadero Center, Suite 3250, San Francisco, CA 94111. All communications made by this means will be received by the Chairman of the Nominating and Corporate Governance Committee, or any individual director, group of directors or Committee of the Board to whom the communication is directed, as applicable, and will not be screened or reviewed by other BMHC personnel.

If you have concerns involving internal controls, accounting or auditing, you may use the options below to communicate with the Audit Committee of the BMHC Board of Directors.

Call the BMHC Board	Write to the BMHC Board
Toll Free (866) 262-4136	BMHC ATTN: Audit Committee of the Board of Directors Four Embarcadero Center, Suite 3250 San Francisco, CA 94111

•       All complaints, concerns or comments will be tracked and investigated in due course by the Company’s Nominating and Corporate Governance Committee unless otherwise requested by the Audit Committee.

•       You can report your complaints, concerns or comments anonymously or confidentially.

•       If you provide us with contact information, you will receive a written acknowledgement upon receipt of your complaint or concern.

PROPOSAL 1

Election of Board of Directors

BMHC’s Board of Directors has approved the action of the Nominating and Corporate Governance Committee that nominated eight people to serve as directors. Each nominee will be elected to hold office until the next annual meeting of shareholders and until a successor is elected and has qualified, or until a director’s earlier resignation, removal or death. The Board of Directors has determined that each of the current directors and nominees, other than Mr. Mellor, is independent under Nasdaq listing standards and has no relationships that would interfere with the exercise of such person’s independent judgment. The authorized number of BMHC directors currently is nine and the board is in the process of making a decision regarding either changing the authorized number to eight or seeking a candidate for a ninth director to fill the open board position resulting from Mr. Hendrickson’s retirement at the Annual Meeting.

If elected, each nominee has agreed to serve, and the Board has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election as a result of an unexpected occurrence, the Board may substitute a nominee and allocate the voted shares for another person of its choice. It is intended that the executed proxies be voted for the election of the eight nominees, unless the authority to do so is withheld. The eight nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as BMHC directors.

Robert E. Mellor – Mr. Mellor (61) is the Chairman of the Board, President and Chief Executive Officer of BMHC and has served as a director since 1991. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 15, 1997. He also serves as a director of Coeur d’Alene Mines Corporation, The Ryland Group, Inc., Monro Muffler Brake, Inc. and the California Chamber of Commerce. He is on the board of councilors of Save-the-Redwoods League. He does not serve on the audit committee of any of these boards. Mr. Mellor plans to transition off of one of these boards no later than the BMHC 2006 annual meeting. This transition period will allow that company ample time to find a replacement.

Alec F. Beck – Mr. Beck (48) has served as a director since 1996. He is President of Hogan’s Alley, Inc., which is the general partner of Lithoprint Co., a printing company, and AGC Partners, Ltd., an investment partnership with operations in Austin, Texas.

Sara L. Beckman – Dr. Beckman (48) has served as a director since 2002. She is a member of the Operations and Information Technology Management faculty at the Haas School of Business at the University of California Berkeley. She previously worked for Hewlett Packard and Booz Allen & Hamilton’s operations management practice.

H. James Brown – Dr. Brown (64) has served as a director since 1991. He is the President and Chief Executive Officer of the Lincoln Institute of Land Policy. Dr. Brown was a professor at the Kennedy School of Government, Harvard University, from 1970 to 1996, and served as the director of the Joint Center for Housing Studies at Harvard University. He also serves as a director of American Residential Investment Trust.

James K. Jennings, Jr. – Mr. Jennings (63) was appointed to the Board in February 2003. He is Executive Vice President, Chief Financial Officer and Director of Atreides Capital, LLC, a private equity investment firm that specializes in the acquisition and operation of middle market manufacturing and distribution companies. He previously served as Executive Vice President, Chief Financial Officer and Director of Consolidation Partners, L.L.C., a privately-held merchant banking organization. Prior to that, he served as Executive Vice President and Chief Financial Officer of Loomis, Fargo & Co. and its predecessor organization, a cash-in-transit service provider, from 1994 to January 2003.

R. Scott Morrison, Jr. – Mr. Morrison (65) has served as a director since 2004. He is the owner and President of Morrison Properties, a real estate development firm, and a partner in City Center Business Offices, a company that rents business suites on a short-term basis and is based in Fort Lauderdale, Florida. He is formerly a partner and divisional President for the Florida based Arvida Corporation, a real estate firm. Mr. Morrison is also a development principal in the Boca Raton Innovation Center now known as the Florida Atlantic Research Park. Mr. Morrison is also a limited partner in Memphis Prince, L.P., d/b/a Audubon Park Place, which owns a 120 unit apartment building in Memphis, Tennessee, and he serves as the President of the general partner, RSM II, Inc. The limited partnership filed for protection under Chapter 11 of the federal bankruptcy laws in late 2003 and the court approved a reorganization plan late in 2004.

Peter S. O’Neill – Mr. O’Neill (67) has served as a director since 1993. He is the founder of O’Neill Enterprises, LLC., a residential development and homebuilding company, and is currently chairman of PON, LLC and related companies. He currently serves on the Board of Trustees and as a member of the Governance Committee for Albertson College of Idaho. He is a member of the Urban Land Institute and is currently serving as a director of IDACORP and Idaho Power Company.

Richard G. Reiten – Mr. Reiten (65) has served as a director since 2001. He is Chairman of the Board of Northwest Natural Gas Co. He is also a director of U.S. Bancorp, Regence Group, IDACORP and Natural Fuel and Gas. Mr. Reiten is past Chairman of the Board for the American Gas Association, and serves on the board of the Associated Electric & Gas Insurance Services Limited. He is also a trustee of the Board of The Nature Conservancy of Oregon, the Oregon Business Council and the Oregon Community Foundation.

Donald S. Hendrickson will retire from the Board effective May 3, 2005.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

The Board of Directors has approved, and is recommending to the shareholders for approval at the Annual Meeting, an amendment to Article Fourth of BMHC’s Certificate of Incorporation to increase the number of shares of common stock, $0.001 par value per share, which the Company is authorized to issue from 20,000,000 to 50,000,000. The Board of Directors determined that this amendment is advisable and should be considered at the Annual Meeting to be held Tuesday, May 3, 2005. The full text of the proposed amendment to the Certificate of Incorporation is set forth below. The Company is currently authorized to issue 2,000,000 shares of Preferred Stock, par value $0.001 per share, and the proposed amendment will not affect this authorization.

Purposes and Effects of Proposed Increase in the Number of Authorized Shares of Common Stock

The proposed amendment would increase our authorized number of shares of common stock, $0.001 par value per share, the Company is authorized to issue from 20,000,000 to 50,000,000. The additional 30,000,000 shares of common stock would be a part of the same existing class of common stock, and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. As of the Record Date, there were 13,951,775 shares of common stock outstanding. The Board of Directors believes it is desirable to increase the number of shares of common stock the Company is authorized to issue to provide the Company with adequate flexibility in the future with respect to the issuance of its common stock for reasons including, but not limited to, stock splits, financing acquisitions, establishing strategic relationships with corporate partners and providing equity incentives to employees, consultants, officers or directors. We have no present commitments, agreements, or intent to issue additional shares of common stock, other than with respect to currently reserved shares, in connection with transactions in the ordinary course of our business, or shares that may be issued under our stock option, stock purchase and other existing employee benefit plans. The Company also has no current plans to use the additional shares in an acquisition or merger.

The proposed amendment to Article Fourth would permit the issuance of additional shares up to the new 50,000,000 maximum authorization without further action or authorization by shareholders (except as may be required in a specific case by law or the Nasdaq Stock Market rules). The Board believes it is prudent for the Company to have this flexibility. The holders of common stock are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of shareholders. The proposed increase in the number of shares of common stock the Company is authorized to issue is not intended to inhibit a change in control of the Company and the Company does not intend to use such additional shares for anti takeover purposes. However, the availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of common stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. We are not aware of any pending or threatened efforts to acquire control of the Company.

Amendment of Restated Certificate of Incorporation

If approved, BMHC’s Certificate of Incorporation would be amended by deleting the first paragraph of Article Fourth in its present form and substituting therefor a new first paragraph of Article Fourth in the following form:

“This Corporation is authorized to issue two classes of stock, designated “Common Stock”, $0.001 par value, and “Preferred Stock”, $0.001 par value. The total number of shares of all classes of stock which the Corporation has authority to issue is Fifty-two Million (52,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock and Two Million (2,000,000) shares of Preferred Stock.”

Voting Tabulation and Board Recommendation

The affirmative vote of holders of a majority of the outstanding shares of the common stock is required to approve the proposed amendment. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the proposed amendment. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal.

In the absence of instructions, shares represented by valid proxies shall be voted in accordance with the recommendations of the Board of Directors as shown on the proxy.

If the amendment is not approved by the shareholders, the Company’s Restated Certificate of Incorporation, which authorizes the issuance of 20,000,000 shares of common stock, will continue in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005, and has further directed that management submit the selection of independent accountants for ratification by shareholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares represented at the meeting will be required to ratify the selection of KPMG LLP. As a result, all shares represented at the meeting but not voted and all shares voted to abstain have the effect of negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

CORPORATE GOVERNANCE

General

BMHC has long believed that good corporate governance is critical to ensuring that the Company is managed for the benefit of its shareholders. BMHC, through its Nominating and Corporate Governance Committee, benchmarks its corporate governance policies and practices to those suggested by various authorities and to the practices of other companies. The Company also monitors its compliance with the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the new listing standards of Nasdaq.

During 2004, the Board took the following actions:

•                  Updated the charter of its Audit Committee

•                  Created a new Finance Committee

•                  Conducted a self assessment of the Board of Directors and each committee

•                  Conducted an assessment of individual board members, which is done on a rotating basis every three years

During the fiscal year ended December 31, 2004, the Board of Directors met six times. All directors attended the annual meeting and at least 75% of all Board meetings and the meetings of committees on which they served during the year. The Corporate Governance Guidelines encourage all directors to attend the annual meeting.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating and Corporate Governance Committee. All committees are composed entirely of independent directors under Nasdaq listing standards. Each committee charter is attached to this document and also is available on the Company’s website at www.bmhc.com, under Investor Information/Corporate Governance.

Audit Committee
Number of Members: 5	Functions:
• Review and approve the Company’s public financial
Members:	reports and other information provided by the Company
James K. Jennings, Jr., Chair	• Select and monitor the performance of the
Alec F. Beck	Company’s independent accountants
Sara L. Beckman	• Additional functions are described in the Audit
H. James Brown	Committee Charter attached as Appendix 1 to this
Peter S. O’Neill	Proxy Statement
Number of Meetings in 2004: 10	The Board has designated Mr. Jennings as the financial expert for the Audit Committee.

Compensation Committee
Number of Members: 3	Functions:
Members:	• Review and establish compensation for executives of the Company
Peter S. O’Neill, Chair	• Additional functions are described in the
R. Scott Morrison, Jr.	Compensation Committee Charter attached
Richard G. Reiten	as Appendix 2 to this Proxy Statement

Number of Meetings in 2004: 6

Finance Committee
Number of Members: 4	Functions:
• Review Investor Relations programs and capital
Members:	structure of the Company
Donald S. Hendrickson, Chair	• Additional functions are described in the
Alec F. Beck	Finance Committee Charter attached
James K. Jennings, Jr.	as Appendix 3 to this Proxy Statement
R. Scott Morrison, Jr.

Number of Meetings in 2004: 2

Nominating and Corporate Governance Committee
Number of Members: 3	Functions:
• Identify, screen and recommend qualified candidates to
Members:	serve as directors of the Company
Richard G. Reiten, Chair	• Administer the corporate governance policies of the
Sara L. Beckman	Company
H. James Brown	• Additional functions are described in the
Nominating and Corporate Governance Committee
Charter attached as Appendix 4 to this Proxy Statement
Number of Meetings in 2004: 4

Corporate Governance Guidelines

The Board adopted and follows Guidelines on Corporate Governance. These Guidelines are available on the Company’s website under Investor Information/Corporate Governance.

The Guidelines provide in part, as follows:

•       Directors stand for election each year

•       All members of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees are independent directors

•       The Board and its committees have developed a process for annual self-assessment and have conducted assessments

•       The Board meets in executive session to conduct a formal evaluation of the chief executive officer

•       The Board confers with the chief executive officer regarding succession planning and management development

•       Independent directors meet in executive session on a regular basis

The Audit Committee meets in executive session with the Company’s internal auditors and the Company’s external accountants. All committees conduct a self-evaluation each year.

Code of Ethics

During 2004, the Board adopted modifications to the Code of Business Conduct for all employees. The revised Code was circulated to all employees and can be found on the Company’s website under Investor Information/Corporate Governance. The original Code of Business Conduct was distributed in 2000.

The Board of Directors previously adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Financial Directors and Controllers (the “Code of Ethics”). The Code of Ethics is available on our website under Investor Information/Corporate Governance. It requires covered persons to act with honesty and integrity, avoiding actual or apparent conflicts of interest and, among other things, requires covered employees to take all steps necessary to provide reasonable assurance that the financial and other information provided to shareholders and others is accurate, complete, and understandable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table details the amount of BMHC’s common stock owned as of March 10, 2005, by each person who is known by BMHC to beneficially own more than 5% of BMHC’s common stock. The table also shows information concerning beneficial ownership by all directors, each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group.

Beneficial Ownership Table

	Beneficial Ownership[1]
	Number of	Percent of
	Shares	Total[2]
Beneficial Owners:
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	1,721,658	12.3%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,165,400	8.4%
WM Advisors, Inc. 1201 Third Avenue, 22nd Floor Seattle, WA 98101	745,610	5.3%
Directors and Executive Officers:
Robert E. Mellor, Chairman of the Board, President and Chief Executive Officer[3,4]	585,574	4.2%
Stanley M. Wilson, Senior Vice President; President and Chief Executive Officer - BMC West[3,4]	93,648	*
Michael D. Mahre, Senior Vice President; Chief Executive Officer –BMC Construction[3,4]	52,597	*
Paul S. Street, Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary[3,4]	92,780	*
William M. Smartt, Senior Vice President, Chief Financial Officer[4]	4,000	*
Ellis C. Goebel, Senior Vice President, Business Development and Investor Relations[3,4]	51,223	*
Alec F. Beck, Director[4]	20,898	*
Sara L. Beckman, Director	7,396	*
H. James Brown, Director[4]	23,424	*
Donald S. Hendrickson, Director	16,263	*
James K. Jennings, Jr., Director	6,800	*
R. Scott Morrison, Jr., Director	8,100	*
Peter S. O’Neill, Director [4]	31,174	*
Richard G. Reiten, Director	12,401	*
All directors and executive officers as a group (14 persons):	1,006,278	7.2%

*                    Represents holdings of less than 1%.

1                       This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13G, if any, filed with the Securities and Exchange Commission (“SEC”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power regarding the shares shown as beneficially owned by the shareholder.

2                       The percentage of stock ownership is based on 13,951,775 outstanding shares of BMHC’s common stock, adjusted as required by the rules promulgated by the SEC.

3                       Includes shares purchased through BMHC’s 401(k) Plan and held indirectly during 2004: Mr. Mellor, 424.863; Mr. Goebel, 1,168.122; Mr. Mahre, 122.595; Mr. Smartt, 0; Mr. Street, 122.595 and Mr. Wilson, 948.150.

4                       Includes the shares that certain BMHC directors and executive officers have the right to acquire within 60 days after the date of this table pursuant to outstanding options; Mr. Mellor, 508,400; Mr. Beck, 4,500; Dr. Brown, 9,000; Mr. Goebel, 49,000; Mr. O’Neill, 11,250; Mr. Smartt, 4,000; Mr. Street, 65,844; Mr. Wilson, 82,054; and all directors and executive officers as a group, 734,048.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

This table details certain summary information concerning compensation paid to or accrued by BMHC on behalf of BMHC’s chief executive officer and certain of BMHC’s other executive officers (determined as of December 31, 2004) (the “Named Executive Officers”) for the years ended December 31, 2004, December 31, 2003, and December 31, 2002.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards	Awards[3]	Payouts
				Other
Name				Annual	Restricted	Securities		All Other
And				Compen-	stock	Underlying	LTIP	Compen-
Principal			Bonus	sation	awards	Options	Payouts	sation
Position	Year	Salary($)	($)[1]	($)	($)[4]	(#)	($)[8]	($)[9]
Robert E. Mellor	2004	640,000	1,280,000	51,200[2]	430,400	110,000[5]	604,128	280,840
Chairman,
President and Chief	2003	610,000	373,625	0	–	75,000[6]	153,600	288,833
Executive Officer
	2002	560,000	485,800	0	–	75,000[7]	0	88,799
Stanley M. Wilson	2004	325,000	598,438	0	86,080	26,375[5]	178,002	51,053
Senior Vice
President;	2003	250,000	308,450	0	–	20,000[6]	46,080	41,896
President and Chief
Executive Officer,	2002	220,000	148,280	0	–	20,000[7]	0	34,688
BMC West
Michael D. Mahre	2004	300,000	546,250	0	86,080	26,375[5]	74,842	45,597
Senior Vice
President, Chief	2003	230,000	141,253	0	–	18,000[6]	13,056	39,139
Executive Officer,
BMC Construction	2002	185,000	130,000	0	–	15,000[7]	0	28,657
Paul S. Street,	2004	285,000	441,800	0	86,080	26,375[5]	145,638	43,625
Senior Vice
President,	2003	260,000	132,075	0	–	18,000[6]	25,920	44,661
Chief Administrative
Officer, General	2002	240,000	182,880	0	–	20,000[7]	0	38,872
Counsel and
Corporate Secretary
William M. Smartt	2004	234,455	432,000	0	86,080	12,000[5]	–	4,125
Senior Vice
President, Chief	2003	–	–	–	–	–	–	–
Financial Officer
	2002	–	–	–	–	–	–	–
Ellis C. Goebel	2004	240,000	355,200	0	0	0	140,783	36,731
Senior Vice
President, Business	2003	240,000	138,300	0	–	6,000[6]	25,920	41,013
Development and
Investor Relations	2002	232,000	176,320	0	–	14,000[7]	0	36,902

See Footnotes next page.

1                       Each year BMHC has adopted a bonus plan tied to the performance of the Company for its key management personnel, including executive officers. The Compensation Committee determines the final size of the bonus pool. Distribution of the officer bonus pool is based on each person’s salary and each individual officer’s performance against predetermined objectives. The President and Chief Executive Officer of BMHC participates in a bonus plan similar to the other executive officers. For 2004, Mr. Mellor earned a bonus of $1,280,000.

2                       Certain incidental personal benefits that are furnished to BMHC’s executive officers are not otherwise disclosed in this Proxy Statement. For fiscal year 2004, the incremental cost to BMHC to provide these incidental personal benefits did not exceed the lesser of $50,000 or 10% of the compensation reported in the Summary Compensation Table for any Named Executive Officer other than the Chief Executive Officer or, with respect to all executive officers as a group, the lesser of $50,000 multiplied by the number of persons in such group or 10% of the compensation reported in the table for the group.  Mr. Mellor received incidental personal benefits in the amount of $51,200. The Company’s senior officer perquisite plan is a cash payment based on 6% to 8% of base salary that officers are expected to use for financial planning, physical exams and other related community relations activities.

3                       BMHC has not granted any stock appreciation rights (SARs). All awards consist of stock options and are detailed in the following footnotes.

4                       In 2004, BMHC granted 74,500 shares of restricted stock under the 2004 Incentive and Performance Plan (“2004 Plan”). The restricted shares have a 3-year cliff vesting period. The holders retain voting rights and receive dividends equal to any other shareholder on the stock throughout the vesting period. Dividends paid on unvested restricted stock to the Named Executive Officers were as follows:  Robert E. Mellor, $1,600; Ellis C. Goebel; $0, Michael D. Mahre, $320; William M. Smartt, $320; Paul S. Street, $320; and Stanley M. Wilson, $320.

5                       In 2004, BMHC granted stock options covering 103,500 shares under the 2000 Stock Incentive Plan (“2000 Plan”). Options vest at a rate of 25% per year unless, pursuant to the terms of the 2000 Plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

In 2004, BMHC granted stock options covering 201,000 shares under the 2004 Plan. Options vest at a rate of 33% per year unless, pursuant to the terms of the 2004 Plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

6                       In 2003, BMHC granted stock options covering 185,750 shares under the 2000 Plan. Options vest at a rate of 25% per year unless, pursuant to the terms of the 2000 Plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

7                       In 2002, BMHC granted stock options covering 221,000 shares under the 2000 Plan. Options vest at a rate of 25% per year unless, pursuant to the terms of the 2000 Plan, the vesting schedule is accelerated by the Compensation Committee of the Board of Directors.

8                       The LTIP utilizes an incentive formula with predefined goals and a graduated scale for determining incentive awards based on the Company’s achieving an equally weighted mix of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and return on capital employed over a three-year term.  Awards will be paid in cash, unless deferred, and are determined by multiplying the earned payout percentage by the individual executive officer’s target incentive opportunity times the base annual salary in effect at the start of the plan cycle.

9                       Includes BMHC’s matching payments under its savings and retirement plan (the “401(k) Plan”). The 401(k) Plan is intended to qualify under Section 401(a) of the Code, and has a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. Under the 401(k) Plan’s cash or deferred arrangement, eligible employees may elect to contribute on a tax-deferred basis from 1% to 50% of their total compensation, subject to statutory limitations. In 2004, BMHC matched 50% of the first 6% of compensation contributed. Plan participants invest their individual accounts in selected investment alternatives made available under the 401(k) Plan. BMHC’s matching contributions during the last fiscal year to its Named Executive Officers were as follows:  Robert E. Mellor, $6,500; Ellis C. Goebel, $4,450; Michael D. Mahre, $3,992; Mr. Smartt, $4,125; Paul S. Street, $4,351; and Stanley M. Wilson, $6,500.

BMHC adopted a supplemental executive retirement plan (“SERP”) to supplement the 401(k) Plan. The goal of the SERP is to provide an overall plan enabling key employees to retire at age 65 with 30 years of service at an income level of at least 60% of pre-retirement pay. The retirement value target takes into consideration Social Security and 401(k) Plan benefits. In 2004, BMHC agreed to fund the SERP for executive officers with funds between 8.8% - 11.4% of each executive officer’s current base salary (these contributions are included in the table). Contributions to its Named Executive Officers were as follows:  Robert E. Mellor, $248,194 which includes the special grant of $175,000; Ellis C. Goebel, $24,398; Michael D. Mahre, $31,717; William M. Smartt, $0; Paul S. Street, $29,888; and Stanley M. Wilson, $34,767. Mr. Mellor’s SERP account received an additional contribution of $175,000 pursuant to the terms of his employment contract discussed on page 24. Contributions are based on a percentage of BMHC’s earnings after taxes, up to an amount not to exceed 20% of base salaries. BMHC has complied with Code Section 3121(v) which requires that Social Security taxes be withheld from any employer contributions made to a supplemental executive retirement plan. Other compensation includes the 401(k) Plan matching contributions listed above, with the balance consisting of contributions made to each individual’s SERP. BMHC’s contributions during the last fiscal year to offset the current tax impact of the retirement plan contributions to its Named Executive Officers were as follows:  Robert E. Mellor, $6,946; Ellis C. Goebel; $683, Michael D. Mahre, $888; William M. Smartt, $0; Paul S. Street, $836; and Stanley M. Wilson, $973.

Contributions made with respect to key management participants who are not considered highly compensated individuals under IRS regulations are used to acquire shares of BMHC’s common stock. These contributions are allocated based upon individual base salary in excess of $20,000 and are added to the participants’ 401(k) Plan accounts. Highly compensated individuals participate in a plan in which each year they receive a contribution determined on company performance with a minimum gain on the balance of 6% annually. BMHC funds distributions by purchasing cash value life insurance on participants, which is owned by BMHC. The cash value of the policies provide an asset that is equal to the future liability of the benefits earned.  BMHC maintains a qualifying trust, which is subject to claims of creditors, in order to otherwise assure payment of benefits to participants.

The Company provides a non-qualified deferred compensation plan under which certain highly paid executives can defer income. The Company matches their deferral equal to 50% of savings to a maximum of 6% of compensation saved, including amounts saved under the Company’s 401(k) plan.  BMHC’s matching contributions during the last fiscal year to its Named Executive Officers were as follows:  Robert E. Mellor, $19,200; Ellis C. Goebel, $7,200; Michael D. Mahre, $9,000; William M. Smartt, $0; Paul S. Street, $8,550 and Stanley M. Wilson, $8,813.

Stock Option Grants in the Last Fiscal Year

In 2004, BMHC granted stock options covering 103,500 shares from the 2000 Plan and 201,000 shares from the 2004 Plan.

Option Grants in Last Fiscal Year
Individual Grants

Name	Number of Securities Underlying Options Granted (#)[1]	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)[2]	Expiration Date	Grant Date Present Value ($)[3]
Robert E. Mellor	50,000	16%	$ 15.75	02/09/14	$ 482,035
	60,000	20%	$ 17.39	05/04/11	$ 618,858
Stanley M. Wilson	14,375	5%	$ 15.75	02/09/14	$ 138,585
	12,000	4%	$ 17.39	05/04/11	$ 123,772
Michael D. Mahre	14,375	5%	$ 15.75	02/09/14	$ 138,585
	12,000	4%	$ 17.39	05/04/11	$ 123,772
Paul S. Street	14,375	5%	$ 15.75	02/09/14	$ 138,585
	12,000	4%	$ 17.39	05/04/11	$ 123,772
William M. Smartt	–	–	–	–	–
	12,000	4%	$ 17.39	05/04/11	$ 123,772
Ellis C. Goebel	0	0%	–	–	–
	0		–	–	–

1                       Options vest at a rate of 25% and 33% per year, respectively. The vesting schedule may be accelerated by the Compensation Committee of the Board of Directors, according to the terms of the 2004 Plan. In the event of a change of control, all outstanding options become exercisable immediately. Options expire 90 days after an optionee’s employment with BMHC is terminated for any reason, unless the termination results from the optionee’s death, permanent disability or retirement. In the case of an optionee’s death or disability, a vested option does not expire until one year after optionee’s death or disability. If an optionee retires, a vested option does not expire until three years after the optionee’s retirement. Options expire ten years and seven years, respectively, from the grant date. As of December 31, 2004, 25% of the options granted to executive officers and key employees from the 2000 Plan in the last fiscal year were vested and fully exercisable. BMHC did not grant any stock appreciation rights (SARS) in 2004.

2                       Represents the closing market price of BMHC’s common stock on the approval date.

3                       BMHC uses the Black-Scholes model of option valuation to determine grant date present value. BMHC does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value that an executive officer realizes depends on the market value of BMHC’s stock at a future date and may be more or less than the amount calculated. Estimated values under the Black-Scholes model are based on (a) an expected life of approximately eight years; (b) an interest rate that represents the interest rate on a similar maturity coupon U.S. Treasury Bond; and (c) volatility calculated using daily stock prices for eight years prior to the grant date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 about the Company’s common stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	1,402,398	(2)	$ 13.36	907,700
Equity compensation plans not approved by security holders	50,000	(3)	$ 12.50	–
Total	1,452,398		$ 13.33	907,700

(1)          Includes options from the 2004 Incentive and Performance Plan.

(2)          Includes outstanding options under the 1992 Non Qualified Stock Option Plan, the 1993 Employee Stock Option Plan, the 1993 Second Amended and Restated Non-Employee Director Stock Plan, the 2000 Stock Incentive Plan and the 2004 Incentive and Performance Plan.

(3)          The Board of Directors authorized issuance of these options as an additional incentive to attract a member of senior management. The exercise price was equal to the fair market value of common stock on the date the options were granted. These options vested in February 2002 and expire 10 years from the date of grant in 2007.

Aggregated Stock Options

The table below provides information concerning aggregated unexercised stock options held as of December 31, 2004 and stock options exercised during 2004 by the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options at		Value of Unexercised In-the-Money Options at
			December 31, 2004[1]		December 31, 2004[1,2]
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Mellor	0	0	488,400	153,750	$ 13,249,249	$ 3,675,788
Stanley M. Wilson	2,940	$ 13,828	94,334	36,781	$ 2,536,047	$ 834,494
Michael D. Mahre	0	0	46,344	35,531	$ 1,214,091	$ 804,131
Paul S. Street	16,000	$ 229,656	66,594	36,781	$ 1,776,492	$ 834,494
William M. Smartt	0	0	0	12,000	0	$ 250,800
Ellis C. Goebel	38,795	$ 921,684	57,500	6,500	$ 1,581,468	$ 158,095

1                       The table includes options granted under BMHC’s stock option plans as of December 31, 2004, and options granted outside BMHC’s stock option plans.

2                       The values in these columns are the aggregate amount by which the closing market price per share of $38.29 on December 31, 2004, exceeded the respective exercise prices of each of the options.

Long-Term Incentive Plan

The Company maintains a Long-Term Incentive Plan (the “LTIP”) for certain of its senior executives. The LTIP provides for the payment of awards based on a percentage of the participant base salary if the Company achieves certain targets for earnings before income taxes, depreciation and amortization and return on capital employed over a three-year period. The Chief Executive Officer recommends and the Compensation Committee selects the executives eligible to participate and sets threshold, target and maximum levels of performance. Participants must be employed at the end of a performance cycle to receive an award, except in the case of retirement, when the award is prorated at the end of the cycle, and in the event of death or complete disability or a change of control transaction, in which cases awards become vested.

The following table presents information regarding LTIP awards made to the Named Executive Officers in 2004.

Long-Term Incentive Plans – Awards in Last Fiscal Year

			Estimated Future Payouts
Name	Percent of Base Salary	Performance or other Period Until Payout	Assuming Threshold is Met	Assuming Target is Met	Assuming Maximum is Met
Robert E. Mellor	80%	2004-2006	$ 128,000	$ 512,000	$ 1,024,000
Stanley M. Wilson	60%	2004-2006	$ 48,750	$ 195,000	$ 390,000
Michael D. Mahre	60%	2004-2006	$ 45,000	$ 180,000	$ 360,000
Paul S. Street	45%	2004-2006	$ 29,250	$ 117,000	$ 247,500
William M. Smartt	45%	2004-2006	$ 30,938	$ 123,750	$ 247,500
Ellis C. Goebel	45%	2004-2006	$ 27,000	$ 108,000	$ 216,000

Compensation of Directors

In 2004, BMHC paid a quarterly fee of $8,750 to each non-employee director, or $10,000 to each director who chaired a committee. The Company also granted each non-employee director 2,100 shares under the 2004 Incentive and Performance Plan. All of the directors are reimbursed for their expenses in attending Board of Directors and committee meetings. The Company provides a non-qualified deferred compensation plan under which directors can elect to defer their quarterly fee and the annual share grant. In March 2005, the board approved an increase in annual compensation to $50,000 cash, effective January 1, 2005 and $50,000 share-based compensation, effective as of the Annual Meeting of Shareholders on May 3, 2005. In addition, the Audit Committee Chairman is paid an additional $10,000 and the other committee chairmen are paid an additional $5,000 for these responsibilities.

During 2004, each director had the opportunity to designate certain educational charities to which BMHC would donate up to $5,000 per director. The Company also matches each director’s additional donations up to $1,000 per director. For 2004, the Company made $64,500 in donations and matching donations to such charities.

Employment Agreement

In June 2002, the Company entered into a five-year employment agreement with Mr. Mellor as Chief Executive Officer and Chairman of the Board of the Company with annual compensation of $560,000, subject to review and increase at the discretion of the Compensation Committee. The agreement also provides for an incentive bonus based upon Mr. Mellor meeting annual objectives determined by the Compensation Committee, with a minimum range of 0% to 200% of base salary. Mr. Mellor is also entitled to participate in the Company’s long-term incentive plan subject to meeting targeted objectives, with a range of 0% to 160% of base salary. If Mr. Mellor’s employment is terminated without cause or he resigns for good reason (as such terms are defined in the agreement), other than in connection with a change of control, Mr. Mellor is entitled to receive, among other things, severance payments for 24 months, a prorated bonus for the year in which the termination occurs, accelerated vesting of options for the year in which termination occurs and contribution to the retirement plan for the year in which termination occurs. The agreement also provides for differing payments if Mr. Mellor’s employment is terminated as a result of death or disability, or in the event of a voluntary termination or a termination for cause. Mr. Mellor is also entitled to participate in the Company’s Severance and Change of Control Agreements described below. The Company has agreed to establish and contribute to an additional defined contribution supplemental retirement program, designed to provide Mr. Mellor with a retirement annuity at age 65, in an amount, taken together with other pension and Social Security benefits to which he may be entitled at age 65, equal to 35% of his final average compensation from salary and bonus for the last three years of his employment. Mr. Mellor has agreed not to compete or solicit customers or employees for a period of one year following termination of employment, subject to certain customary exceptions.

Severance and Change in Control Agreements

Each of the Named Executive Officers and certain other officers have entered into Severance Agreements with BMHC and its subsidiaries (the “Severance Agreement”). Under the terms of the Severance Agreement, a participating executive will be entitled to receive benefits if the executive’s employment is terminated by BMHC without cause or by the executive for good reason within three years following a change in control of BMHC.

The benefits payable to the Named Executive Officers under the Severance Agreement consist of a lump sum cash payment equal to 2.99 times the sum of (i) the executive’s compensation (measured by the higher of the amount in effect at the time of termination or Change in Control), plus (ii) the highest cash bonus and profit sharing plan contribution during the three years prior to the Change in Control. In addition, under BMHC’s stock option plans, the options vest upon a Change in Control.

The Severance Agreement also includes all district managers, location managers, and all other key employees whose total annual compensation exceeds $75,000. This group of district managers, location managers and eligible employees are eligible to receive a lump sum cash payment equal to one year’s cash compensation if their employment is affected upon a Change in Control.

A “Change in Control” includes: (i) a merger or consolidation of BMHC in which BMHC is not the continuing entity or the holders of BMHC’s voting stock immediately prior to the transaction have less than the same proportionate interest in the continuing entity after the transaction; (ii) a sale or exchange of all or substantially all of the assets of BMHC; (iii) approval of a plan of liquidation or dissolution; (iv) a change, over a two-year period or less, in a majority of the Board of Directors that has not been approved by two-thirds of the directors in office at the beginning of the period; and (v) the acquisition by certain persons of 50% or more of BMHC’s outstanding stock.

The term “Cause” is defined as the commission of certain felonies, willful dereliction of duties, malicious conduct, and habitual neglect of duties. An executive’s voluntary termination is for “Good Reason” if any of the following occurs within six months prior to such termination: (i) material change in the executive’s duties or position; (ii) a material decrease in compensation or benefits; (iii) certain relocations; and (iv) breach of the Severance Agreement.

The Severance Agreement has an initial term of two years and thereafter is automatically renewed for similar periods, subject to cancellation or amendment by BMHC on or before a subsequent renewal date. Under the Severance Agreement, to the extent that any payments (or any portion thereof) to the employee result in a tax obligation for the employee (including excise taxes imposed on any so-called “parachute payments” as that term is defined in the Code), the Company has agreed to pay an additional lump-sum cash payment (the “Gross-Up Payment”) to the employee in an amount such that, after the payment of all federal and state taxes on the Gross-Up Payment, the employee will have sufficient funds to pay the tax obligations arising from the original payment received by the employee.

Compensation Committee Interlocks and Insider Participation

BMHC’s Compensation Committee consists of Peter S. O’Neill, R. Scott Morrison, Jr. and Richard G. Reiten, none of whom were officers or employees of BMHC or any of BMHC’s subsidiaries or had any relationship requiring disclosure by BMHC under Item 404 of the SEC’s Regulation S-K during or prior to 2004. None of BMHC’s executive officers serves as a director or member of the compensation committee of another corporation in a case where an executive officer of such other corporation serves as a director or member of the compensation committee of BMHC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is composed of three independent directors and is charged with establishing and executing BMHC’s compensation philosophy. The Committee establishes the annual compensation and long-term compensation for officers and key management employees and the Committee monitors the compensation programs for all employees.

In carrying out its duties, the Committee receives administrative support from the Human Resources Department of the Company and has directly engaged the services of an independent compensation consultant, Mercer Human Resource Consulting.

Compensation Philosophy

The Company’s compensation philosophy is that annual compensation varies with the performance of BMHC, its operating divisions and the individual employee’s performance in achieving financial and other objectives, and long-term compensation is aligned with the shareholders’ interests. This philosophy applies to all BMHC employees, with a more significant level of variability and higher percentage of annual compensation at risk as an employee’s level of responsibility increases.

In 2004, the Company achieved record sales (50% increase to $2.1 billion) and net income (171% increase to $53.9 million) which translated into a record stock price. The annual variable compensation paid to key management employees, consistent with the Company’s compensation philosophy, reached near maximum levels.

Implementation of General Compensation Philosophy

Each year the Committee reviews the competitive compensation practices of customers (the residential homebuilding industry), suppliers (building material manufacturers), and competitors (other building material distributors and construction services providers), as well as comparably-sized companies in general industry. The Committee’s independent compensation consultant provides the Committee with published surveys and analyses of this group’s base salaries and total direct compensation compared to compensation of BMHC’s officers and key management employees. The consultant’s review also includes an analysis of relative financial performance of the group of companies compared to BMHC and its subsidiaries.

Annual Compensation

•       Base Salaries.   The Committee establishes base salaries for all BMHC officers and key managers based on the competitive data, functions, and individual performance and responsibilities. See Summary Compensation Table on page 18.

•       Annual Performance Bonus Plan.   Each year, the Committee establishes targets for the Annual Performance Bonus Plan for officers and key managers. The bonus opportunity for  operating officers and key operating management employees is based on a combination of their respective operation’s earnings and return on net investment, as well as the overall earnings of BMHC. The bonus opportunity for officers and key managers with general corporate responsibility is based on achievement of overall earnings and return on net investment. A discretionary pool of funds is also provided for the officers and key managers. Payments of discretionary bonus are based on exemplary performance. See Summary Compensation Table on page 18.

Long-Term Compensation

•       Long-Term Incentive Plan.   The Committee administers BMHC’s LTIP which is intended to retain and motivate officers and key management employees to achieve specific goals of economic profit balanced by return on capital employed. The Committee established the LTIP incentive formula with predefined goals and a graduated scale for determining incentive awards based on the Company’s achieving an equally-weighted mix of earnings before interest, taxes, depreciation and amortization (EBITDA) and return on capital employed (ROCE) over a three-year term.  The LTIP is intended to provide a link between an officer’s annual incentive compensation and the interests of the shareholders in returns through increased economic profit and the efficient use of capital. Awards are paid in cash at the end of each three-year plan cycle and may, at the election of the participant, be deferred into the Company’s non-qualified deferred compensation plan. See Summary Compensation Table on page 18.

•       Stock Incentive Plan.   The Committee administers the 2004 Stock Incentive and Performance Plan (the 2004 Plan) as well as all previous plans that have no further grants available. The Committee grants stock options and restricted stock grants to officers of the Company and certain key employees to align their interests more closely with the shareholders. Each year the subject of whether to issue grants and how many grants to issue is determined by the Committee taking into consideration the dilutive impact of the grants. The total grants targeted by the Committee is then allocated to officers and key management employees based on their performance, compensation, responsibilities, and ability to affirmatively affect the earnings of the Company. In 2003, the Committee was limited in the number of options it could grant by the then approved plans. In 2004, the Committee was able to grant additional options and restricted stock under the recently approved 2004 Plan. See Summary Compensation Table on page 18.

•       Other Benefit Plans.   The Committee also reviews and establishes other employee benefit programs, including health insurance, group life insurance, a 401(k) Plan, a supplemental executive retirement plan (SERP) and a non-qualified deferred compensation plan.  See Summary Compensation Table on page 18.

•       In 2004, BMHC funded the SERP for officers based on Company profitability in 2003, with funds in the range of 8.8% to 11.4% of each officer’s 2004 base salary. The SERP also provides for a minimum gain of 6% per annum on each officer’s account in the plan. The funds paid into the SERP are invested in company owned life insurance products.

•       The Committee annually reviews the assets of the SERP to make sure the assets are sufficient to meet the obligations of the SERP. The assets in the SERP are at risk to the claims of creditors of the Company. The Committee froze the Company’s non-qualified deferred compensation and non-qualified SERP plans at the end of 2004 and established new non-qualified deferred compensation and SERP plans beginning in 2005 in order to meet certain requirements under the American Jobs Creation Act of 2004 and the regulations promulgated under it.

•       Perquisites.   The Company’s senior officer perquisite plan is a cash payment based on 6% to 8% of base salary that officers are expected to use for financial planning, physical exams and other related community relations activities. The participants annually report their use of the funds to the CEO. BMHC does not have a Company airplane and does not provide Company automobiles, country club memberships or other similar benefits to its officers. See Summary Compensation Table on page 18.

Review of All Components of Officer Compensation

The Committee reviewed all components of compensation of each of the officers, including salary, annual performance bonus, long-term incentive compensation, Black-Scholes valuation of stock options and restricted stock grants, perquisites, payouts projected under the Company’s SERP and matching contributions made to the Company’s 401(k) plan and non-qualified deferred compensation plans. The Committee finds that in the aggregate the total compensation is reasonable and competitive.

Chairman, President and Chief Executive Officer’s 2004 Compensation

The Committee’s approach to compensation of the Chairman, President and Chief Executive Officer is the same as with the other officers. The compensation package includes base salary, annual performance bonus, LTIP, stock options and restricted stock and the other employee benefit plans available to other officers.

In June 2002, the Committee recommended, and the Board approved, a contract with the Chairman for a term of five years, which was amended in February 2004. The Board’s decision to enter into a contract reflected its approval of the Chairman’s leadership and the direction of the Company. The Board concluded that the contract was designed to ensure continuity in the strategy being pursued by the Company and was in the best interest of shareholders. The contract follows the same compensation policy applied to all officers, with an additional SERP contribution to Mr. Mellor to assist him in his retirement planning. See “Employment Agreement” on page 24 for details of the contract. Mr. Mellor was granted a special annual grant of $175,000 into his retirement account that was approved by the Board as part of his five-year contract.

Based on the Company substantially exceeding its 2004 targets for earnings and return on equity, as established by the Committee at the beginning of the year, Mr. Mellor was awarded a performance bonus of $1,280,000, which was the maximum attainable amount. Sixty-seven percent of the Chairman’s 2004 annual compensation was tied to the 2004 performance of the Company. Mr. Mellor’s LTIP award for the period of 2002 through 2004 of $604,128 is also based on earnings and returns of the Company. The Compensation Committee believes that tying a significant percentage of the Chairman’s annual compensation and the LTIP to BMHC’s annual performance aligns the Chairman’s compensation with shareholders’ interests.

In 2004, Mr. Mellor was granted an option to acquire 50,000 shares of common stock at the fair market value on the grant date. The options vest over four years and expire 10 years from the grant date. Mr. Mellor also was granted an option to acquire 60,000 shares of common stock at the fair market value on the grant date which vest over three years and expire seven years from the grant date. Mr. Mellor was also granted 20,000 shares of restricted stock which have a three-year cliff vesting schedule.

Deductibility of Compensation

The federal income tax laws limit the deductibility of certain compensation paid to the Chief Executive Officer and the four other most highly compensated officers (the “Covered Employees”) in excess of $1 million per Covered Employee. Under the federal income tax law, certain compensation, including “performance-based compensation,” is excluded from the $1 million deductibility limit. The Company’s 2004 Plan, which was approved at the Company’s 2004 Annual Meeting of Shareholders, allows the Committee to make certain incentive compensation awards to Covered Employees that qualify as “performance-based compensation.” The Committee’s general policy is, where feasible, to structure compensation paid to the Covered Employees so as to maximize the deductibility of such compensation for federal income tax purposes. There may be circumstances, however, where portions of such compensation will not be deductible. Compensation paid to the Chairman in excess of $1.0 million in 2004 is deductible.

COMPENSATION COMMITTEE
Peter S. O’Neill, Chairman
R. Scott Morrison, Jr.
Richard G. Reiten

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors (the “N&CG Committee”) consists of three non-employee independent directors. The N&CG Committee is charged with identifying, screening and recommending qualified candidates to serve as directors of the Company and administering the corporate governance policies of the Company, including overseeing the operations and effectiveness of the Board.

The N&CG Committee reviews all nominees for service on the Board including nominees by shareholders. The N&CG Committee seeks nominees with skills and expertise that will contribute to the overview function of the Board and who will assist management in achieving the strategic goals of the Company. The N&CG Committee also seeks to diversify the Board and to identify potential candidates who can work collegially with the other members of the Board. The N&CG Committee takes inventory of the education, business experience and skills of the existing Board members to identify areas that future members would complement. The N&CG then seeks candidates who posses these missing skills that will enhance the Board.

The N&CG Committee has not retained the services of any firm to assist it in identifying potential director candidates. The N&CG Committee routinely receives names of potential board members from other members of the Board, the employees of the Company and others who have an interest in the Company. The N&CG Committee monitors potential openings on the board and meets with potential candidates to assess their skills and level of interest in the Company. The N&CG Committee, through a consensus process, brings potential nominees to the other board members and seeks their input and advice before making a nomination. To date, the N&CG Committee has not received any names of potential nominees from shareholders holding more than 5% of the issued and outstanding stock of the Company.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Richard G. Reiten, Chairman
Sara L. Beckman
H. James Brown

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and approves BMHC’s financial reports to the public on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and with applicable laws and regulations. BMHC’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of BMHC’s audited financial statements to accounting principles generally accepted in the United States of America. The Company also maintains an internal audit department that reports to the Audit Committee and to management, and is responsible for objectively reviewing the quality and effectiveness of the Company’s system of internal controls.

The Audit Committee has the authority to select, evaluate and determine the compensation of the Company’s independent accountants. The Audit Committee has reviewed, and discussed with management and the independent accountants,  BMHC’s audited financial statements. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent accountants the written disclosures and the letter from the independent accountants required by Independence Standards Board, Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from BMHC and its management. The Audit Committee has considered whether the independent accountants’ provision of other non-audit services to the Company is compatible with the accountants’ independence.

Management completed the documentation, testing and evaluation of BMHC’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and KPMG LLP at each regularly scheduled Committee meeting. The Committee also received interim reports at special meetings. At the conclusion of the process, management provided the Committee with its assertion regarding the effectiveness of the Company’s internal control over financial reporting. The Committee will also receive from KPMG LLP at the time of filing of the Form 10-K, its report on the effectiveness of the Company’s internal control over financial reporting. The Committee will receive upon filing of the Form 10-K, the report of management contained in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the filing with the Securities and Exchange Commission of the audited financial statements incorporated by reference in BMHC’s Annual Report on SEC Form 10-K for the year ended December 31, 2004.

AUDIT COMMITTEE
James K. Jennings, Jr., Chairman
Alec F. Beck
Sara L. Beckman
H. James Brown
Peter S. O’Neill

FEES PAID TO INDEPENDENT ACCOUNTANTS

Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for(5) the year ended December 31, 2004:

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as of or for(5) the year ended December 31, 2003:

	2004	2003
Audit Fees(1)	$1,802,995	$784,615
Audit Related Fees(2)	39,000	167,220
Tax Fees(3)	252,620	175,300
All Other Fees(4)	0	1,400
Total Fees	$2,094,615	$1,128,535

(1)          Audit fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and its reviews of the Company’s unaudited condensed consolidated interim financial statements, income tax provision procedures, and assistance with review of documents filed with the SEC.

(2)          Audit related fees as of the years ended December 31, 2004 and 2003, respectively, were for assurance and other related services related to the employee benefit plan audits, due diligence and valuation services and accounting consultations in connection with acquisitions and financial accounting and reporting standards.

(3)          Tax fees as of the years ended December 31, 2004 and 2003, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and advice, and advice related to mergers and acquisitions.

(4)          All other fees as of the years ended December 31, 2004 and 2003, respectively, were for services rendered for information technology consulting.

(5)          The aggregate fees included in Audit fees are fees billed for the fiscal years for the audit of the registrant’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all non-audit related services provided by the Company’s accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to an estimated budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company and whether the service would enhance the Company’s ability to control risk or improve audit quality. All of the audit related, tax and other services provided by KPMG and PricewaterhouseCoopers in fiscal years 2004 and 2003, respectively, described under “Fees Paid to Independent Accountants” were approved in advance by the Audit Committee.

Prior Change in Independent Public Accountants

PricewaterhouseCoopers audited the Company’s financial statements for the year ended December 31, 2003. On December 5, 2003, the Audit Committee dismissed PricewaterhouseCoopers as the independent accountants for the Company, to be effective upon the completion of the audit of the consolidated financial statements for the year ended December 31, 2003. The Audit Committee made the decision to change independent accountants upon the completion of such audit. On March 12, 2004, PricewaterhouseCoopers LLP completed its audit of the Company’s consolidated financial statements for the year ended December 31, 2003, and the dismissal of PricewaterhouseCoopers LLP as the Company’s independent accountants was effective as of the close of business on March 12, 2004. The reports of PricewaterhouseCoopers on the financial statements for the years ended December 31, 2002 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the years ended December 31, 2002 and 2003 and through March 12, 2004, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.

During the years ended December 31, 2002 and 2003 and through March 12, 2004, there were no reportable events, as defined in Regulation S-K Item 304(a)(1)(v) other than the following. As part of the audit of the financial statements for the year ended December 31, 2003, PricewaterhouseCoopers LLP communicated to the Company’s management and Audit Committee two conditions in the Company’s internal controls that were considered to be material weaknesses: (1) the process to record the liabilities related to its large deductible insurance program, and (2) the process utilized by the Company to gather information in order to complete its annual impairment testing of its recorded goodwill and indefinite lived intangible assets as required by generally accepted accounting principles. As a result, the Company enhanced internal processes related to recording the liabilities of its large deductible insurance program and the testing and review of actuarial and claims data. The Company also implemented a new process involving the timing of communications between field personnel and senior management relating to circumstances that might affect impairment analyses under FAS 142, particularly relating to amortization of customer relationships. These new processes were continued in 2004 and were effective.

KPMG audited the Company’s financial statements for 2004, and has been selected by the Audit Committee as the Company’s independent public accountants to audit the Company’s financial statements for 2005.

PERFORMANCE GRAPH

COMPARES 5-YEAR CUMULATIVE TOTAL RETURN
AMONG BMHC
NASDAQ MARKET INDEX AND PEER GROUP INDEX

The graph below compares BMHC’s cumulative total return with the Nasdaq Market Index and a Peer Group Index from December 31, 1999, through December 31, 2004. Total return is based on an investment of $100 on December 31, 1999, and reinvestment of dividends through December 31, 2004. The Peer Group Indexes include publicly held building materials distributors and similarly sized distributors of other products to the construction industry.1

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG BUILDING MATERIALS HOLDING CORP.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

1The 2004 Peer Group Index is composed of Wolohan Lumber which went private in 2003. This peer group will be replaced with the CoreData Group Index going forward.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Indemnification of Executive Officers and Directors

BMHC’s Bylaws provide that BMHC will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by law. BMHC believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and requires BMHC to advance litigation expenses in the case of shareholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. BMHC is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In accordance with this provision, BMHC has entered into indemnity agreements with each of its directors and executive officers. BMHC also has in effect directors and executive officers liability insurance coverage.

BMHC’s Certificate of Incorporation provides that, under Delaware law, its directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to BMHC and its shareholders. This provision in the Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to BMHC, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Currently, there is no pending litigation or proceeding involving a director, executive officer, employee or other BMHC agent where indemnification is sought. BMHC is not aware of any threatened litigation that may result in indemnification claims by any director, executive officer, employee or other agent.

Any future transactions between BMHC and its executive officers, directors and affiliates will be on terms no less favorable to BMHC than can be obtained from anyone else, and any material transactions must be pre-approved by the Audit Committee.

During 2004, Christopher Reiten was employed as the Director of Business Development and Fleet Operations for BMC West. Christopher Reiten is the son of Richard G. Reiten, a member of the Board of Directors. Christopher Reiten received $127,585 compensation as an employee of the Company during 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires BMHC’s executive officers, directors and persons owning more than 10% of a registered class of BMHC’s equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish BMHC with copies of all Section 16(a) forms they file. Based solely on its review of such forms and written representations from certain reporting persons that they have complied with the relevant filing requirements, BMHC believes that all filing requirements applicable to its executive officers, directors and greater than 10% shareholders were complied with as of December 31, 2004, except Richard G. Reiten and Robert L. Becci each filed one late Form 4 in 2004.

SHAREHOLDER PROPOSALS

Under Section 5(b) of BMHC’s Bylaws, proposals by BMHC shareholders must be given in writing to BMHC’s Secretary in a timely manner. A timely manner is defined as being delivered to or mailed to and received at BMHC’s principal executive office not less than 120 days prior to the date BMHC’s Proxy Statement is released to shareholders in connection with the annual meeting of shareholders. No timely proposals were received.

SHAREHOLDER NOMINATION OF DIRECTORS

Under Section 5(c) of BMHC’s Bylaws, nominations for election to the Board of Directors by BMHC’s shareholders must be received not less than 120 days prior to the date BMHC’s Proxy Statement is released to shareholders in connection with the annual meeting of shareholders. The nomination must contain the information required by BMHC’s Bylaws. No timely nominations were received.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce costs, BMHC will deliver a single Proxy Statement with respect to two or more security holders sharing the same address, unless we have received contrary instructions from you. Additional copies of this Proxy Statement and BMHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 are available without charge upon written request to Shareholder Services, Building Materials Holding Corporation, Four Embarcadero Center, Suite 3250, San Francisco, CA 94111, 415/627-9100, or through our Internet home page at www.BMHC.com under Investor Information, then Financials or Annual Report. Our financial statements are also on file with the SEC. You may obtain copies of these statements through the SEC’s web site at www.sec.gov. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly presented, persons named as proxies will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors
Paul S. Street
Senior Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
April 1, 2005

APPENDIX 1

BUILDING MATERIALS HOLDING CORPORATION
AUDIT COMMITTEE CHARTER
Approved and Adopted
November 26, 2002

1.                              Authority and Mission.

The Audit Committee (the “Committee”) is a standing committee of the Board of Directors which acts on behalf of the Board of Directors (the “Board”) in fulfilling its responsibility to oversee (1) management’s conduct of the Company’s financial reporting, including overview of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or others, (2) the Company’s systems of internal accounting, financial controls, and internal audit, (3) the annual independent audit of the Company’s financial statements and selection of an independent auditor, and (4) the Company’s legal compliance programs. The Committee is also responsible for (1) the appointment, compensation and oversight of any independent public accounting firm employed by the Company to audit its financial statements and (2) the review and approval of all audit and permitted non-audit services provided by the Company’s independent public accounting firm. The selected independent public accounting firm shall report directly to the Committee.

2.          Composition.

The Committee shall consist of at least three directors appointed by the Board of Directors, who shall be (i) independent of management and free from any relationship that, in the opinion of the Board, would interfere with exercise of independent judgment as an Audit Committee member, and (ii) independent under the rules of Nasdaq for Nasdaq National Market companies. Each member must be financially literate, and one member shall be a “financial expert” as such term is defined in rules promulgated from time to time by the SEC. The Board of Directors shall designate one of the Audit Committee members to be Chairperson.

3.          Duties and Responsibilities.

The Committee’s role is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and the independent accountants are responsible for the audit of the financial statements. The Committee is not providing any expert or special assurance as to Company’s financial statements or any certification of the work of the outside accountants. The Committee shall, in addition to other responsibilities as may be assigned from the Board from time to time:

(i)                          Evaluate, appoint, authorize and set the compensation of and oversee the firm of independent certified public accountants to be appointed as auditors of the Company to perform the annual audit. Pre-approve all permissible non-audit services.

(ii)                      Review with the independent accountants and management the scope of the audit, the results of the annual audit examination by the independent accountants, any reports of the independent accountants with respect to the interim periods, and, with the internal auditor or the Company, the scope and results of the internal audit program. The Committee will prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

(iii)                  Meet with the Company’s independent accounting firm to review and discuss (i) all of the Company’s critical accounting policies and practices used in the preparation of its financial statements, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of their use and the treatment preferred by the Company’s independent accounting firm and (iii) other matters, including management letters and schedules of adjustments that have not been recorded.

(iv)                    Develop procedures for handling complaints regarding accounting, internal controls or auditing matters, including procedures for confidential, anonymous submission of legitimate concerns by employees regarding accounting or auditing matters.

(v)                        Review with management and the Company’s independent public accountants, prior to filing and release, the Company’s periodic reports on Form 10-Q and Form 10-K, including the Company’s MD&A disclosures, material financial press releases and any guidance to be provided to analysts.

(vi)                    Review with management and the Company’s independent public accountants procedures for certifications required by the Sarbanes-Oxley Act of 2002.

(vii)                Review the written statement from the outside auditor of the Company concerning any relationship between the auditor and the Company or any other relationship that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independent Standard Boards, Standard No. 1.

(viii)            Review the adequacy of the Company’s administrative and financial controls, with particular emphasis on the scope, performance and reports of the internal audit function.

(ix)                    Review the Company’s risk assessment and risk management policies.

(x)                        Review significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports, and make recommendations to the Board regarding the same.

(xi)                    Consult and review with the Company’s general counsel as to any potentially material pending or threatened claims, governmental inquiries or investigations. Review with the Company’s general counsel the Company’s compliance programs.

(xii)                Review and make recommendations to the Board regarding the annual budget for the Company developed by management.

(xiii)            Review annually the adequacy of the Committee’s Charter and assess the Committee’s processes and effectiveness.

(xiv)              Review and approve all transactions with affiliates or related parties.

(xv)                  Have full authority (without seeking further approval of the Board) to engage independent counsel and other advisors to provide advice to the Committee from time to time as it deems necessary and shall have full authority (without seeking further approval of the Board) to authorize and set appropriate compensation of such counsel and other advisors.

(xvi)              Review the Company’s Code of Business Conduct; make recommendations to the Board regarding changes to the Code of Business Conduct and monitor reports of violations and enforcement of the Code of Business Conduct.

4.          Meetings.

The Committee will meet as often as in its judgment is necessary, but no less frequently than quarterly. The Committee may meet either in person or telephonically and at such times and places as the Committee determines. The Committee shall report the results of each of its meetings to the Board. The Committee shall have the right to retain and meet privately with independent advisors as needed. A majority of the members of the Committee shall constitute a quorum.

APPENDIX 2

BMHC COMPENSATION COMMITTEE CHARTER
Approved and Adopted November 26, 2002
Revised September 8, 2003

1.   Authority and Mission

The Compensation Committee (“Committee”) is a standing committee of the Board of Directors which acts on behalf of the Board of Directors in setting the general compensation policies of Building Materials Holding Corporation (the “Company”), determining the specific compensation levels for the Chairman, President and Chief Executive Officer and other executive officers of the Company, including subsidiary senior management, and the compensation of members of the Board of Directors of the Company. The Compensation Committee also is responsible for administering the Company’s stock option plans, supplemental employee retirement plan and such other compensation and retirement plans as the Company may establish from time to time.

2.   Composition

The Committee shall consist of at least three directors appointed by the Board of Directors, who shall be (i) independent of management and free from any relationship that, in the opinion of the Board, would interfere with exercise of independent judgment as a Compensation Committee member, and (ii) independent under the rules of Nasdaq for Nasdaq National Market companies. The Board of Directors shall designate one of the Compensation Committee members to be Chairperson.

3.   Duties and Responsibilities

The duties and responsibilities of the Compensation Committee shall be as follows:

(i) Establish the executive compensation and benefits philosophy and strategy for the Company, in consultation with the Nominating and Corporate Governance Committee and the Chairman, President and Chief Executive Officer (“Chairman”).

(ii) Review and approve compensation programs covering the Company’s senior management of BMHC, BMC West, BMC Construction and any other acquisitions or subsidiaries that are added to the company.

(iii) Review the recommendations of the Chairman with respect to the individual compensation for each member of senior management, and approve such individual compensation.

(iv) Determine performance measures and, if applicable, goals for measuring corporate performance, in consultation with the Chairman.

(v) Evaluate the performance of the Chairman and CEO of the Company in consultation with the Nominating and Corporate Governance Committee. Approve compensation performance standards for such individuals, as well as compensation awards (salary, bonus, stock options and other stock awards, etc.), contracts and supplemental compensation or benefits arrangements.

(vi) Review and recommend the compensation program for outside directors in consultation with the Nominating and Corporate Governance Committee, including the amount and type of any form of compensation to be paid to any director for such service, including, without limitation, compensation in equity and equity-related incentives.

(vii) Approve and/or revise all major compensation or benefit programs involving stock or commitments beyond one year (i.e., pension, profit-sharing, etc.).

(viii) Approve all stock option and other stock incentive awards.

(ix) Establish policies of the Company regarding structuring compensation programs to preserve tax deductibility and approve insider stock transactions as needed for exemptions from Section 16 of the Securities Exchange Act of 1934.

(x) Prepare or approve the Compensation Committee report to the stockholders in any proxy statement.

(xi) Report Compensation Committee actions to the Board of Directors.

(xii) Oversee the Company’s policies relating to development and retention of able management, including personnel practices, equal employment opportunity practices, education and training programs.

(xiii) Review annually the adequacy of the Committee’s Charter and assess the Committee’s processes and effectiveness.

(xiv) Establish and review annually the Board compensation in consultation with the Nominating and Corporate Governance Committee and the Chairman.

4.   Meetings

The Committee shall meet annually and from time to time as required. The Committee may meet either in person or telephonically and at such times and places as the Committee determines. The Committee shall report the results of each of its meeting to the Board. The Committee shall have the right to retain and meet privately with independent advisors and benefits specialists as needed. A majority of the members of the Committee shall constitute a quorum.

APPENDIX 3

BUILDING MATERIALS HOLDING CORPORATION
FINANCE COMMITTEE CHARTER
Approved and Adopted
November 16, 2004

1.                                           Authority and Mission.

The Finance Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) which acts on behalf of the Board in fulfilling its responsibility to monitor and oversee and to make recommendations to the Board regarding financial needs of the Company; the declaration of dividends or stock repurchases; operating and capital forecasts; and the investor relations and stock listing programs of the Company.

2.                                           Composition.

The Committee shall consist of at least three directors appointed by the Board with the advice of the Nominating and Corporate Governance Committee. The Committee members shall be independent of management and free from any relationship that, in the opinion of the Board, would interfere with exercise of independent judgment as a Finance Committee member. The Board shall designate one of the Finance Committee members as Chairperson.

3.                                           Duties and Responsibilities.

The Committee’s role is one of oversight. It recognizes that the Company’s management is responsible for developing the long term capital plan for the Company and the negotiation and management of the financial resources of the Company. The Committee shall, in addition to other responsibilities as may be assigned from the Board from time to time, be responsible for:

(1)                                    making recommendations to the Board of Directors regarding equity and debt financing programs; including reviewing and evaluating risk transfer programs such as interest rate hedging;

(2)                                    reviewing with management and making recommendations to the Board of Directors regarding the present and future operating and capital needs of the Company, including its subsidiaries;

(3)                                    making recommendations to the Board of Directors regarding dividends and share repurchases;

(4)                                    reviewing and making recommendations to the Board of Directors regarding the Company’s annual operating budget and capital budgets;

(5)                                    reviewing periodic reports by management of the Company’s investor relations program and credit rating agency relationships;

(6)                                    overseeing the relationship between the Company and the exchanges on which the Company’s securities are traded;

(7)                                    reviewing periodically the Company’s long range financial forecasts for consistency with the strategic plan and evaluating long term capital structure plans; and

(8)                                    making recommendations to the Board of Directors regarding material acquisitions or divestitures and performing post acquisition evaluations and reviews.

4.                                           Meetings.

The Committee will meet as often as in its judgment is necessary. The Committee may meet either in person or telephonically and at such times and places as the Committee determines. The Committee shall report the results of each of its meetings to the Board. The Committee shall have the right to retain, set the compensation of, and meet privately with independent advisors as needed. A majority of the members of the Committee shall constitute a quorum.

APPENDIX 4

BUILDING MATERIALS HOLDING CORPORATION
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
Approved and Adopted
February 10, 2003

1.                                           Authority and Mission.

The Nominating and Corporate Governance Committee is a standing committee of the Board of Directors which acts on behalf of the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company, administering the corporate governance policies of the Company and maintaining and overseeing the operations and effectiveness of the Board of Directors.

2.                                           Composition.

The Committee shall consist of at least three directors appointed by the Board of Directors, who shall be (i) independent of management and free from any relationship that, in the opinion of the Board, would interfere with exercise of independent judgment as a Nominating and Corporate Governance Committee member, and (ii) independent under the rules of Nasdaq for Nasdaq National Market companies. The Board of Directors shall designate one of the Nominating and Corporate Governance Committee members to be Chairperson.

3.                                           Duties and Responsibilities.

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company, administering the corporate governance policies of the Company and in maintaining oversight of the Board of Directors’ operations and effectiveness. The Committee shall assist the Compensation Committee and President and Chief Executive Officer in establishing the executive compensation and benefits philosophy and strategy for the Company. Specifically, the Nominating and Corporate Governance Committee will:

Nomination Functions

•                    Recommend to the Board candidates for election or reelection to the Board at each Annual Meeting of Stockholders of the Company.

•                    Recommend to the Board candidates for election by the Board to fill vacancies occurring on the Board.

•                    Consider stockholder nominees.

•                    Make recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board.

•                    Aid in attracting qualified candidates to serve on the Board.

Corporate Governance Functions

•                    Make recommendations to the Board concerning the structure, composition and functioning of the Board and all Board committees.

•                    Review Board meeting procedures, including the appropriateness and adequacy of the information supplied to directors prior to and during Board meetings.

•                    Review and recommend changes to the corporate governance policies adopted by the Board, including retirement policies for directors.

•                    Review and recommend amendments to the Company’s ethics policies for officers and employees, as appropriate.

Evaluation Functions

•                    Evaluate or provide for evaluation of Board performance.

•                    Evaluate the performance of the CEO in coordination with the Compensation Committee in accordance with the evaluation process approved by the Board.

•                    Review independence of directors to ensure compliance with applicable regulations.

•                    Conduct an annual review of best practices, and compliance with SEC and Nasdaq rules and legislative requirements relating to corporate governance matters.

•                    Review any outside directorships in other public companies held by senior company officials.

•                    Periodically receive and consider recommendations from the CEO regarding succession at the CEO and other senior officer levels.

•                    Make reports and recommendations to the Board of Directors within the scope of its functions.

4.                                           Meetings.

The Committee will meet as often as in its judgment is necessary. The Committee may meet either in person or telephonically and at such times and places as the Committee determines. The Committee shall report the results of each of its meetings to the Board. The Committee shall have the right to retain and meet privately with independent advisors as needed. A majority of the members of the Committee shall constitute a quorum.

BUILDING MATERIALS HOLDING CORPORATION

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON May 3, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Mellor, Ellis C. Goebel, and Paul S. Street, or any of them, attorneys and proxies with full power of substitution in each of them, in the name, place, and stead of the undersigned to vote as proxy all the stock of the undersigned in Building Materials Holding Corporation.

Please sign and date on the reverse side and mail promptly; or, you may vote your shares by telephone or the Internet by following the enclosed instructions.  When voting by proxy or in person, you are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Director’s recommendations.  If you do not sign and return a proxy, vote by telephone or the Internet, or attend the meeting and vote by ballot, your shares cannot be voted.

(Continued and to be signed on the reverse side)	SEE REVERSE SIDE

1

Annual Meeting of Shareholders of

BUILDING MATERIALS HOLDING CORPORATION

May 3, 2005

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign, and mail your proxy card in the envelope provided as soon as possible

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions.  Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at www.voteproxy.com and follow the on-screen instructions.

Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS

Please Detach and Mail in the Envelope Provided

☒ Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

			Nominees:	Robert E. Mellor	2. Approval of	FOR	AGAINST	ABSTAIN
	FOR	WITHHELD		Alec F. Beck	Amendment to the	☐	☐	☐
1. Election of	☐	☐		Sara L. Beckman	Company’s Certificate
Directors				H. James Brown	Incorporation
James K. Jennings, Jr.
Instructions: To withhold authority to				R. Scott Morrison, Jr.	3. Ratify Independent	FOR	AGAINST	ABSTAIN
vote for any individual nominee or				Peter S. O’Neill	Accountants	☐	☐	☐
nominees, write nominee’s name in the				Richard G. Reiten
space provided below:
THIS PROXY WILL BE VOTED ACCORDING
TO YOUR INSTRUCTIONS. IF YOU SIGN AND
RETURN THE CARD BUT DO NOT VOTE ON
THESE MATTERS, THEN YOUR SHARES WILL
BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)	DATE	SIGNATURE(S)	DATE

Note:  Please sign exactly as your name appears hereon.  When signing as attorney, executor, administrator, trustee, guardian, partner, etc., please indicate your title as such.  If shares held by corporation, sign in full corporate name by authorized officer.  If shares held in the name of two or more persons, all should sign.

2

BUILDING MATERIALS HOLDING CORPORATION

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON May 3, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Mellor, Ellis C. Goebel, and Paul S. Street, or any of them, attorneys and proxies with full power of substitution in each of them, in the name, place, and stead of the undersigned to vote as proxy all the stock of the undersigned in Building Materials Holding Corporation.

Please sign and date on the reverse side and mail promptly; or, you may vote your shares by telephone or the Internet by following the enclosed instructions.  When voting by proxy or in person, you are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Director’s recommendations.  If you do not sign and return a proxy, vote by telephone or the Internet, or attend the meeting and vote by ballot, your shares cannot be voted.

(Continued and to be signed on the reverse side)	SEE REVERSE SIDE

3

Annual Meeting of Shareholders of

BUILDING MATERIALS HOLDING CORPORATION

May 3, 2005

401K

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign, and mail your proxy card in the envelope provided as soon as possible

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions.  Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at www.voteproxy.com and follow the on-screen instructions.

Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS

Please Detach and Mail in the Envelope Provided

☒ Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

			Nominees:	Robert E. Mellor	2. Approval of	FOR	AGAINST	ABSTAIN
	FOR	WITHHELD		Alec F. Beck	Amendment to the	☐	☐	☐
1. Election of	☐	☐		Sara L. Beckman	Company’s Certificate
Directors				H. James Brown	Incorporation
James K. Jennings, Jr.
Instructions: To withhold authority to				R. Scott Morrison, Jr.	3. Ratify Independent	FOR	AGAINST	ABSTAIN
vote for any individual nominee or				Peter S. O’Neill	Accountants	☐	☐	☐
nominees, write nominee’s name in the				Richard G. Reiten
space provided below:
THIS PROXY WILL BE VOTED ACCORDING
TO YOUR INSTRUCTIONS. IF YOU SIGN AND
RETURN THE CARD BUT DO NOT VOTE ON
THESE MATTERS, THEN YOUR SHARES WILL
BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)	DATE	SIGNATURE(S)	DATE

Note:  Please sign exactly as your name appears hereon.  When signing as attorney, executor, administrator, trustee, guardian, partner, etc., please indicate your title as such.  If shares held by corporation, sign in full corporate name by authorized officer.  If shares held in the name of two or more persons, all should sign.

4